Exhibit 99.2

December 14, 2009
TRADING SYMBOLS:
In the U. S.: NYSE Amex: HTM and in Canada: TSX: GTH

U.S. GEOTHERMAL SIGNS NEAL HOT SPRINGS
 PPA WITH IDAHO POWER

BOISE, Idaho – December 14, 2009 (NYSE Amex: HTM, TSX: GTH) U.S. Geothermal Inc. ("U.S. Geothermal"), a renewable energy company focused on the development, production and sale of electricity from geothermal energy, is pleased to announce that its wholly owned subsidiary USG Oregon LLC has signed a power purchase agreement ("PPA") with Idaho Power Company ("Idaho Power"), a subsidiary of Idacorp, Inc (NYSE: IDA). The 25-year PPA provides for the sale of up to 25 megawatts ("MW") from the Neal Hot Springs project in eastern Oregon.

Idaho Power will submit the PPA to the Idaho Public Utilities Commission for their approval, which is expected within the next 60 to 90 days. This PPA is the second geothermal energy supply agreement U.S. Geothermal has signed with Idaho Power.

Daniel Kunz, President and CEO of U.S. Geothermal said, "A key milestone in the development of Neal Hot Springs has been achieved and we are pleased to expand our relationship with Idaho Power. With this PPA we will deliver them a total of 35 megawatts of renewable geothermal power from two of our projects".

Neal Hot Springs is currently being developed using an air-cooled power plant with an annual average net output of 22 MW. The project has been selected by the U.S. Department of Energy to participate in direct loan negotiations for up to 80% of the estimated $106 million in total project costs. In addition, the project qualifies for the new investment tax credit of 30% of total project costs which can be converted into a cash grant from the US Treasury upon completion. U.S. Geothermal has successfully drilled two production wells that have a combined projected power plant output rating of nearly 15 MW subject to drilling the required injection wells.

Currently, a temperature gradient well drilling program is underway at Neal Hot Springs and is about 75% complete, the results of which will be used to determine the location of the large scale production and injection wells that remain to be drilled. Idaho Power is under contract to design and construct a 10.3 mile transmission line and substation from the Neal Hot Springs project site to their nearby transmission grid. The project has already obtained a Conditional Use Permit from the Malheur County Planning Commission for construction of the project.

About U.S. Geothermal:

U.S. Geothermal is a renewable energy development company with operating geothermal power plants at Raft River, Idaho and San Emidio, Nevada A temperature gradient drilling program is underway at the Neal Hot Springs project after the successful recent completion of a second full scale production well. The development of Neal Hot Springs is expected to result in U.S. Geothermal’s third operating geothermal power plant.

Please visit our Website at: www.usgeothermal.com

FOR ADDITIONAL INFORMATION PLEASE CONTACT:
Saf Dhillon - Investor Relations
Tel: 866-687-7059
Fax: 208-424-1030
saf@usgeothermal.com

The information provided in this news release may contain forward-looking statements within the definition of the Safe Harbor provisions of the US Private Securities Litigation Reform Act of 1995. These statements are based on U.S. Geothermal Inc.’s current expectations and beliefs and are subject to a number of risks and uncertainties that can cause actual results to differ materially from those described. Readers are cautioned to review the risk factors identified by the company in its filings with Canadian and US securities agencies. Forward-looking statements are based on management’s expectations, beliefs and opinions on the date the statements are made. U.S. Geothermal Inc. assumes no obligation to update forward-looking statements if management’s expectations, beliefs, or opinions, or other factors, should change.

The NYSE Amex and the TSX do not accept responsibility for the adequacy of this release.